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Exhibit 99.2

CONSENT OF NOMINEE FOR DIRECTOR

        I hereby consent to (i) being named as a person who will become a director of Cloud Peak Energy Inc., a Delaware corporation (the "Corporation"), in the Registration Statement on Form S-1 (the "Registration Statement") filed by the Corporation with the Securities and Exchange Commission and in any and all amendments and supplements thereto, (ii) the disclosure of information pertaining to the undersigned under the captions "Management" and "Security Ownership of Certain Beneficial Owners and Management" in the Registration Statement and (iii) the filing of this consent as an exhibit of the Registration Statement.

Dated: September 22, 2008

/s/ DAVID HAGER David Hager

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CONSENT OF NOMINEE FOR DIRECTOR